Exhibit 23.1



                          CONSENT OF INDEPENDENT ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation of our report dated November 14, 1997 in this Form 8-K on the combined statement of revenue and certain expenses of the Scarborough Properties; our report dated December 3, 1997 in this Form 8-K on the combined statement of revenue and certain expenses of Bala Pointe Office Centre; and our report dated December 13, 1997 in this Form 8-K on the combined statement of revenue and certain expenses of the GMH Properties into the Company's previously filed Registration Statements on Forms S-3 (File No. 333-20991 and File No. 333-20999).

                                  ARTHUR ANDERSEN LLP

Philadelphia, Pa.,
     December 17, 1997